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                                   EXHIBIT 5.1

                        [LETTERHEAD OF BINGHAM DANA LLP]


                                March 9, 1999



Concord EFS, Inc.
2525 Horizon Lake Drive, Suite 120
Memphis, Tennessee 38133


                    Re:    Registration Statement on Form S-8
                           Covering 11,331,250 Shares of the Common Stock, $.33-1/3 Par Value Per Share, of Concord EFS, Inc., A DELAWARE CORPORATION ("CONCORD")

Ladies and Gentlemen:

     We have participated in the preparation of a registration statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission covering not more than 11,331,250 shares (the "Subject Shares") of Concord's Common Stock, $.33-1/3 par value per share, ("Concord Common Stock") which may be issued by Concord pursuant to the Concord EFS, Inc. 1993 Incentive Stock Option Plan, as amended (the "Plan").

     For purposes of rendering the opinion expressed herein, we have examined Concord's Certificate of Incorporation and all amendments thereto, Concord's bylaws and amendments thereto, and such of Concord's corporate records as we have deemed necessary for this opinion. We have relied upon certificates of public officials and representations of Concord officials, and have assumed that all documents examined by us, whether as copies or as originals, are authentic, that all documents submitted to us as photocopies are exact duplicates of original documents, and that all signatures on all documents are genuine.

     Further, we are familiar with all corporate action taken in connection with the authorization of the issuance and offering of the Subject Shares.

     Based upon and subject to the foregoing and subsequent assumptions, qualifications and exceptions, it is our opinion that:

     1. Concord is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite

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Concord EFS, Inc.
March 9, 1999
Page 2

          power and authority to issue, sell and deliver the Subject Shares; and

     2. The Subject Shares to be issued by Concord pursuant to the Plan will have been duly authorized and, when so issued by Concord, will be fully paid and nonassessable.

     The opinion expressed above is limited by the following assumptions, qualifications and exceptions:

     (a) This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     (b) The opinion stated herein is based upon statutes, regulations, rules, court decisions and other authorities existing and effective as of the date of this opinion, and we undertake no responsibility to update or supplement the opinion in the event of any subsequent changes in the law or the authorities, or upon the occurrence after the date hereof of events or circumstances that, if occurring prior to the date hereof, might have resulted in a different opinion.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as well as all state regulatory bodies and jurisdictions where qualification is sought for the sale of the Subject Shares.


                                Very truly yours,

                                /S/ BINGHAM DANA LLP

                                BINGHAM DANA LLP